Exhibit 99.1

Four Oaks Bank Appoints Two New Directors

FOUR OAKS, N.C.--(BUSINESS WIRE)--April 26, 2012--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), is proud to announce the addition of Mr. John H. Lampe, II and Mr. Robert Gary Rabon to the Board of Directors of the Bank and the Company. Mr. Lampe and Mr. Rabon were approved for appointment at the April 23rd board meetings of the Bank and the Company.

Since 1987, Mr. Lampe, has served as Partner of Guy C. Lee Building Materials, LLC and as President of Guy C. Lee Building Materials of Smithfield, Inc., which are building materials retailers. Mr. Lampe has also served as Managing Partner of Ample Lending Group, LLC, a private lender to builders for new home construction, since 2005 and as President of The Lampe Company, Incorporated, a real estate company, since 2000.

Mr. Lampe is a North Carolina State University graduate with a Bachelor of Science degree in History and previously served two terms on Smithfield’s Town Council. He and his wife Nancy live in Smithfield with their 6 biological children and 2 adopted children from Vietnam.

Mr. Rabon, is a founding partner of Rabon & Dailey, LLP, an accounting firm established in 1981. Since 2001, he has also served as CEO or Co-CEO of Coldwell Banker Advantage, a residential real estate firm. Mr. Rabon is a principle partner of Advantage Lending, LLC, a residential mortgage broker, and a partner in Cardinal Title, LLC, an affiliated title insurance company. He is also a managing member of various limited liability companies that own and manage office properties and an industrial site. Mr. Rabon is a licensed real estate broker and certified public accountant (CPA).

Mr. Rabon graduated from East Carolina University with a Bachelor of Science degree in Accounting and Economics, and was President of the Raleigh Regional Association of Realtors in 2008. He and his wife Suzanne live in North Raleigh with their son.

“We are very pleased to have both of these successful businessmen join our board. They each bring with them a great deal of experience that we believe will add significant depth to our board and, in turn, our company,” said Chairman, President and Chief Executive Officer Ayden R. Lee, Jr.. “Mr. Rabon, as a founding partner of a successful CPA practice, provides accounting services to numerous small businesses and other customers throughout the Triangle area. As Co-CEO of one of the largest residential real estate companies in eastern North Carolina, he also is knowledgeable of any movement in the housing market.”

“Mr. Lampe, a lifelong resident of Johnston County, is actively engaged in lumber manufacturing, the sale of building materials and a number of other business ventures. He has been a vital part of a very successful family enterprise that I have personally observed and admired. He has experienced and weathered both the highs and lows of the economic cycle. I look forward to the engaging spirit both men will bring to our board.”

The Bank is a state chartered bank headquartered in Four Oaks, North Carolina, where it was chartered in 1912. The wholly owned subsidiary of the Company, the Bank has approximately $917 million in assets and over $746 million in deposits as of December 31, 2011. The Bank presently operates seventeen branch offices located in Four Oaks, Clayton, Garner, Smithfield, Benson, Fuquay-Varina, Holly Springs, Wallace, Harrells, Sanford, Zebulon, Dunn, Rockingham, Southern Pines and Raleigh, North Carolina. The Company trades through its market makers under the symbol of FOFN.

CONTACT:
Four Oaks Bank & Trust
Pam Ashworth, 919-963-1158
Vice President, Marketing